Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 7, 2013, with respect to the 2012 consolidated financial statements and schedule included in the Annual Report of West Marine, Inc. on Form 10-K for the year ended January 3, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of West Marine, Inc. on Forms S-8 (File No. 333- 02903, effective June 17, 1996; File No. 333-04712, effective April 17, 2002; File No. 333-87124, effective April 29, 2002; File No. 333-102109, effective December 30, 2002; File No. 333-125291, effective May 27, 2005; File No. 333-134031, effective May 12, 2006; File No. 333-143285, effective May 25, 2007; File No. 333-151290, effective May 30, 2008; File No. 333-159501, effective May 27, 2009; and File No. 333-174551, effective May 26, 2011).

/s/ GRANT THORNTON LLP

San Francisco, California
March 12, 2015